LOCK-UP/LEAK-OUT AGREEMENT

THIS LOCK-UP/LEAK-OUT AGREEMENT (the "Agreement") is made and entered into as of this 27th day of July 2010, between _______________ (the "Holder") and The Forsythe Group Two, Inc., a Nevada corporation (the "Company").

Capitalized terms used and not defined herein shall have the meanings ascribed to them in that certain Share Exchange Agreement (defined below).

RECITALS

WHEREAS, concurrent herewith the parties are entering into Share Exchange Agreement among the Company, BioFuel Technologies, Inc., a Georgia corporation ("BFT"), and the holders of all of the outstanding shares of the capital stock of BFT, pursuant to which the Company is acquiring 100% of the outstanding shares of the capital stock of BFT in exchange for shares of the Company's common stock, par value $0.0001 per share ("Common Stock"), and certain other parties named therein (the "Share Exchange Agreement"); and

WHEREAS, in connection with the Share Exchange Agreement, the Company has entered into a Registration Rights Agreement with various stockholders in the Company after the closing of the Share Exchange Agreement, pursuant to which the Company granted to certain registration rights to said stockholders and, in furtherance thereof, has agreed to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), to enable them to resell their Common Stock (the "Registration Statement"); and

WHEREAS, as a material inducement for the parties to enter into the Share Exchange Agreement and as a condition to the parties' respective obligations to close under the Share Exchange Agreement, that the Holder and the Company have each agreed to execute and deliver to the Company this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

The Holder has independently evaluated the merits of its decision to enter into and deliver this Agreement, and such Holder confirms that it has not relied on the advice of the Company or any other person.

2.       Beneficial Ownership. Holder hereby represents and warrants that it beneficially owns (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) only those shares of Common Stock and other securities of the Company specified on the signature page to this Agreement and does not possess any economic or derivative interest in any other securities of the Company.  For purposes of this Agreement the shares of Common Stock beneficially owned by the Holder or which the Holder has the contractual right to acquire  after the date hereof are collectively referred to as the "Shares," which term also shall include any shares of Common Stock or securities convertible into or exchangeable for Common Stock acquired by the Holder after the date hereof (i) upon any stock split, recapitalization or reorganization and (ii) in any non-public transaction from another holder of Common Stock as of the date of this Agreement.

3.       Lock-Up and Leak Out.

(a) Except as otherwise expressly provided herein, and subject to any other restrictions prohibiting the offer, sale or transfer of the Shares under applicable United States federal or state securities laws, rules and regulations (collectively, the "Regulations"), the Holder irrevocably agrees that:

(i) For a period of one hundred and eighty (180) days commencing on the effective date of the Registration Statement (the "Initial Lock-Up Period"), the Holder will not offer, pledge, encumber, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announce the offering of, any of the Shares (including any securities convertible into, or exchangeable for, or representing the rights to receive, Common Stock) or engage in any Short Sales (as defined below) with respect to any security of the Company (collectively, the "Lock-Up Restrictions").

(ii) Upon and after the expiration of the Initial Lock-Up Period, Holder shall be entitled to offer, sell, transfer and pledge, in each month thereafter, without regard to the Lock-Up Restrictions (but subject to the Regulations), a number of Shares calculated by dividing the total number of Shares by thirty six (36) (the "Monthly Allotment" and the period during which the Holder is limited as to the monthly volume he is entitled to sell pursuant to this Agreement, the "Leak Out Period").

(iii) Upon the expiration of said thirty-six month period, all of the Lock-Up Restrictions shall expire in their entirety, subject to the Regulations.

(b) All Shares shall be sold on a non-cumulative basis, meaning that if the Holder did not sell all of the Shares the Holder was entitled to sell during any particular month, the Holder may not cumulate the unsold portion of that month's Monthly Allotment with or carry such amount over to the next month's Monthly Allotment.

(c) The Holder agrees that all sales will be made at no less than the best “asked” prices, and no sales will be made at the “bid” prices for the Shares.

(d) Except as otherwise provided herein, all Shares shall be sold in “broker’s transactions” and the Holder will comply with the “manner of sale” requirements as those terms are defined in Rule 144 of the Securities and Exchange Commission during the Leak-Out Period.

(e) The Holder agrees and acknowledges that the Company may (i) imprint an appropriate legend describing the terms of this Agreement on each stock certificate representing the Shares, (ii) place a stop order with the Company's transfer agent on all Shares, including those which are covered by a registration statement filed under the Securities Act and (iii) notify its transfer agent in writing of the stop order and the restrictions on the Shares and direct the transfer agent not to process any attempts by the Holder to resell or transfer any Shares except in compliance with this Agreement.

(f) The Monthly Allotment shall be adjusted as appropriate upon (i) dividend or distribution of securities by the Company or (ii) any split or other reclassification of the class of Common Stock.

(g) The resale restrictions set forth in this Agreement shall be in addition to all other restrictions on transfer imposed by applicable United States and state securities laws, rules and regulations.

(h) For purposes of this Agreement, the term "Short Sales" includes, without limitation, all "short sales" as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

3.       Certain Permitted Transfers. Notwithstanding anything contained in this Agreement, the Holder may transfer its Shares to its affiliates, spouse and lineal descendants (individually, a "Transferee") for estate planning purposes, at such value as determined by the Holder to be appropriate, provided that the Transferee (or the legal representative of the Transferee) executes an agreement to be bound by all of the terms and conditions of this Agreement in connection with the resale of any Shares, in form and substance reasonably satisfactory to and to be executed by the Company.  Further, Holder shall be permitted to pledge, encumber, or create a security interest in any or all of the hares to secure the payment or performance of indebtedness and other obligations of the Company to bona fide commercial lending institutions.

4.       Termination of Agreement upon Certain Events. In the event of: (a) a completed tender offer to purchase all or substantially all of the Company’s issued and outstanding securities or (b) a merger, consolidation or other reorganization of the Company with or into an unaffiliated entity that results in a subsequent change in control of the Company, then this Agreement shall terminate as of the closing of such event and the Shares restricted pursuant hereto shall be released from such restrictions.

5.       Rights of Holder. Except as otherwise provided in this Agreement or any other agreements between the parties, the Holder shall be entitled to exercise its beneficial rights of ownership over the Shares, including the right to vote the Shares for any and all purposes.

6.       Remedies. The Company shall have the right to specifically enforce all of the obligations of the Holder under this Agreement (without posting a bond or other security), in addition to recovering damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Holder recognizes that if it fails to perform, observe, or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Company. Therefore, the Holder agrees that the Company shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.  If the Company prevails in an action to enforce this Agreement, it shall be entitled to receive from the Holder reimbursement for all fees and expenses incurred in connection therewith, including reasonable fees of counsel.

7.       Further Assurances.  The Holder and the Company shall take all such actions reasonably necessary to effectuate the terms and conditions of this Agreement.

8.       Third-Party Beneficiaries. The Holder and the Company acknowledge and agree that this Agreement is entered into for the benefit of and is enforceable by the Company and each holder of the Company's securities and their successors and assigns.

9.       No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

10.     Notices. All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by facsimile, certified mail, return receipt requested or overnight courier by a nationally recognized courier service:

All notices shall be deemed to be given on the same day if delivered by facsimile, on the following business day if sent by overnight delivery or on the third business day following the date of mailing.

11.     Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be amended except by a written instrument executed by the parties hereto.

12.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts entered into and to be performed wholly within said State; and the Company and the Holder agree that any action based upon this Agreement may be brought in the United States and state courts of Savannah, Georgia, only and the Holder submits to the jurisdiction of such courts for all purposes hereunder.

13.     Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

14.     Severability.  In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall remain in full force and effect, enforceable in accordance with its terms.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.

HOLDER:

COMPANY:

THE FORSYTHE GROUP TWO, INC.

By:
Hunt Keith, President